Exhibit 99.3

Premier, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On August 20, 2015 (the “Acquisition Date”), Premier, Inc. a Delaware corporation (“Premier”, the “Company”, or the “Purchaser”), completed the purchase of all of the outstanding shares of capital stock of CECity.com, Inc. (“CECity”), (the “Acquisition”).

Upon closing of the Acquisition, the Company paid $400.0 million in cash, less adjustments for expenses incurred in connection with the transaction. The Company funded the Acquisition with $250.0 million in cash and $150.0 million in borrowings under the Company’s revolving credit facility. The Company did not issue common stock or offer contingent consideration as other forms of consideration in the purchase.

The unaudited condensed combined pro forma balance sheet as of June 30, 2015 is based on Premier’s audited consolidated balance sheet and CECity’s unaudited consolidated balance sheet as of June 30, 2015. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2015, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable. The unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2015 gives effect to the Acquisition as if it had occurred on July 1, 2014 and includes all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma adjustments have been made solely for informational purposes. The actual results reported by the combined company in periods following the Acquisition may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies, and the impact of the incremental costs incurred in integrating the two companies. As a result, the unaudited pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the Acquisition and its funding been completed on the applicable dates of this unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.

The unaudited pro forma condensed combined financial statements reflect certain adjustments that are directly attributable to the Acquisition and factually supportable and are based on management’s estimates of the fair values of tangible and intangible assets acquired. The Company may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	Premier’s historical consolidated financial statements and notes thereto contained in Premier’s Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC on August 26, 2015;

•	The historical audited financial statements of CECity for the year ended December 31, 2014 included herein as Exhibit 99.1, and

•	The historical unaudited interim financial statements of CECity for the six months ended June 30, 2015 and 2014 included herein as Exhibit 99.2.

Premier, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In thousands)

	Premier Historical	CECity Historical	Pro Forma Adjustments	Ref.	Combined Pro Forma
ASSETS
Cash and cash equivalents	$146,522	$3,752	$(470)	B2	$3,752
			(146,052)	A1
Marketable securities	240,667	—	(103,018)	A1	137,649
Accounts receivable, net	99,120	5,098	—		104,218
Inventory	33,058	—	—		33,058
Due from related parties	3,444	—	—		3,444
Deferred income taxes	8,005	—	—		8,005
Prepaid expenses and other current assets	22,353	319	—		22,672

Total current assets	553,169	9,169	(249,540)		312,798

Marketable securities	174,745	—	—		174,745
Property and equipment, net	147,625	575	(575)	C1	148,230
			605	C2
Intangible assets, net	38,669	43	(43)	D1	164,069
			125,400	D2
Goodwill	215,645	—	269,601	F	485,246
Deferred income taxes	345,718	—	—		345,718
Deferred compensation plan assets	37,483	—	—		37,483
Other assets	17,137	—	—		17,137

Total assets	$1,530,191	$9,787	$145,448		$1,685,426

Premier, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

As of June 30, 2015

(In thousands)

	Premier Historical	CECity Historical	Pro Forma Adjustments	Ref.	Combined Pro Forma
LIABILITIES, REDEEMABLE LIMITED PARTNERS’ CAPITAL AND STOCKHOLDERS’ DEFICIT
Accounts payable	$37,634	$663	$512	B3	$38,809
Accrued expenses	41,261	418	—		41,679
Revenue share obligations	59,259	—	—		59,259
Limited partners’ distribution payable	22,432	—	—		22,432
Accrued compensation and benefits	51,066	—	—		51,066
Deferred revenue	39,824	7,280	(7,280)	E1	43,164
			3,340	E2
Current portion of tax receivable agreements	11,123	—	—		11,123
Current portion of notes payable and line of credit	2,256	1,045	—		3,301
Other liabilities	4,776	120	—		4,896

Total current liabilities	269,631	9,526	(3,428)		$275,729

Notes payable and line of credit, less current portion	15,679	—	150,000	A2	165,679
Tax receivable agreements, less current portion	224,754	—	—		224,754
Deferred compensation plan obligations	37,483	—	—		37,483
Other liabilities	20,914	119	—		21,033

Total liabilities	568,461	9,645	146,572		724,678

Commitments and contingencies
Redeemable limited partners’ capital	4,079,832	—	—		4,079,832
Stockholders’ (deficit) equity
Class A common stock, $0.01 par value	377	—	—		377
Class B common stock, $0.000001 par value	—	—	—		—
(Accumulated deficit) retained earnings	(3,118,474)	142	(142)	A3	(3,119,456)
			(470)	B2
			(512)	B3
Accumulated other comprehensive loss	(5)	—	—		(5)

Total stockholders’ (deficit) equity	(3,118,102)	142	(1,124)		(3,119,084)

Total liabilities, redeemable limited partners’ capital and stockholders’ (deficit) equity	$1,530,191	$9,787	$145,448		$1,685,426

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Premier, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months ended June 30, 2015

(In thousands, except per share amounts)

	Premier Historical	CECity Historical	Pro Forma Adjustments	Ref.	Combined Pro Forma
Net revenue:
Net administration fees	$457,020	$—	$—		$457,020
Other services and support	270,748	21,771	(5,239)	E3	290,620
			3,340	E4

Services	727,768	21,771	(1,899)		747,640
Products	279,261	—	—		279,261

Net revenue	$1,007,029	$21,771	$(1,899)		$1,026,901

Cost of revenue:
Services	143,290	7,960	(59)	C3	151,271
			80	C4
Products	253,620	—	—		253,620

Cost of revenue	$396,910	$7,960	$21		$404,891

Gross profit	$610,119	$13,811	$(1,920)		$622,010

Operating expenses:
Selling, general and administrative	$332,004	$7,677	$(796)	B1	$338,906
			(58)	C3
			79	C4
Research and development	2,937	—	—		2,937
Amortization of purchased intangible assets	9,136	3	(3)	D3	32,047
			22,911	D4

Total operating expenses	$344,077	$7,680	$22,133		$373,890

Operating income	$266,042	$6,131	$(24,053)		$248,120

Premier, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income (continued)

For the Twelve Months ended June 30, 2015

(In thousands, except per share amounts)

	Premier Historical	CECity Historical	Pro Forma Adjustments	Ref.	Combined Pro Forma
Equity in net income of unconsolidated affiliates	$21,285	$(5)	$—		$21,280
Interest and investment income (expense), net	866	(1)	(217)	G1	(1,550)
			(2,198)	G2
Loss on investment	(1,000)	—	—		(1,000)
Loss on disposal of long-lived assets	(15,243)	—	—		(15,243)
Other (expense) income, net	(823)	193	—		(630)

Other income, net	5,085	187	(2,415)		2,857

Income before income taxes	$271,127	$6,318	$(26,468)		$250,977

Income tax expense	36,342	—	847	H	37,189

Net income	$234,785	$6,318	$(27,315)		$213,788

Net income attributable to noncontrolling interest in S2S Global	(1,836)	—	—		(1,836)
Net income attributable to noncontrolling interest in Premier LP	(194,206)	—	4,676	I	(189,530)

Net income attributable to noncontrolling interest	$(196,042)	$—	$4,676		$(191,366)

Adjustment of redeemable limited partners’ capital to redemption amount	(904,035)	—	—		(904,035)

Net (loss) income attributable to stockholders	$(865,292)	$6,318	$(22,639)		$(881,613)

Weighted average number of shares outstanding:
Basic	35,681				35,681
Diluted	35,681				35,681
Net loss per common share:
Basic	$(24.25)				$(24.71)
Diluted	$(24.25)				$(24.71)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Premier, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction and Basis of Presentation

Description of Transaction

On August 20, 2015 (the “Acquisition Date”), Premier, Inc. (“Premier”) acquired one hundred percent of the outstanding capital stock of CECity.com, Inc. (“CECity”) for approximately $400.0 million (subject to certain purchase price adjustments). Premier funded the Acquisition with cash on hand in the amount of $250.0 million and borrowings under its existing credit facility of $150.0 million.

The purchase price paid for CECity and the resulting goodwill reflects a premium relative to the value of identified assets due to the strategic importance of the transaction to Premier and because CECity’s business model does not rely intensively on fixed assets.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Premier’s and CECity’s historical financial information, and were prepared in accordance with accounting principles generally accepted in the U.S.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 is based on Premier’s audited consolidated balance sheet and CECity’s unaudited consolidated balance sheet as of June 30, 2015. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2015, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable.

The unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2015, gives effect to the acquisition as if it occurred on July 1, 2014 and includes all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated financial position or results of operations of the combined entity would have been had the acquisition and its funding occurred on the dates assumed, nor are they indicative of the combined entity’s future consolidated financial position or results of operations. The pro forma adjustments have been developed based on assumptions and estimates, including assumptions related to the preliminary allocation of the consideration paid to the assets acquired and liabilities assumed of CECity. The final allocation may differ from that reflected in the pro forma financial information after final valuation procedures are performed and amounts are finalized. In addition, the unaudited condensed combined pro forma financial information does not reflect any cost savings from operating efficiencies or synergies that could result from the acquisition.

Premier accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements reflect certain adjustments based on management’s estimates of the fair values of tangible and intangible assets acquired. Premier may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the unaudited pro forma condensed combined financial statements.

2.	Purchase Price

The following table summarizes the consideration paid for CECity and the amounts of the assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2015 (in thousands):

Asset / Liability	Amount
Current assets	$9,169
Property and equipment	605
Intangible assets	125,400
Current liabilities	(2,246)
Long-term liabilities	(119)
Deferred revenue	(3,340)

Total identifiable net assets	$129,469

Goodwill	$269,601

Total purchase price	$399,070

Fair value of total consideration transferred was $399.1 million. The Company funded the acquisition with $249.1 million in cash and $150.0 million in borrowings under the Company’s revolving credit facility. As of the pro forma balance sheet date, Premier’s cash balance was less than the consideration transferred. As such, an additional unaudited pro forma adjustment was recorded to reduce the short-term marketable securities balance by $103.0 million (representing the sale of marketable securities) which would have occurred had the transaction closed on June 30, 2015, in order to provide the Company with additional funds for the consideration transferred.

Included in the purchase price allocation are the fair value of acquired identified intangible assets of $125.4 million. The fair value of the acquired identifiable assets was primarily determined by applying the income approach, using several significant inputs for projected cash flows and a discount rate. The amortization of the identified intangible assets with a definite life is based on the discounted cash flows for each identified intangible asset. The preliminary fair value estimates and estimated useful lives are as follows (in thousands):

Identified Intangible Assets	Estimated Fair Value	Estimated Useful Life Years
Developed technology	$88,000	5
Hosting agreement	16,000	9
Value-added referral partners	2,000	9
Online referral channel partners	5,000	5
Trade names and trademarks	7,400	3 – 9
Non-competition agreements	4,000	5
Proprietary data	3,000	5

Total	$125,400

As a result of allocating the acquisition purchase price, Premier recorded an adjustment to recognize deferred revenue of $3.3 million, an amount representing an estimate of the fair value of the service obligation yet to be provided related to implementation, hosting and ecommerce services. The fair value of the deferred revenue balance is based on the estimated costs of fulfilling the obligation to be provided after the Acquisition Date. The estimated costs to fulfill the obligation are then increased based on the gross profit margin on these estimated costs generated by market participants. The deferred revenue fair value related to implementation services is amortized over two months, while the deferred revenue fair value balance related to hosting and ecommerce services is recognized over six months.

In connection with the Acquisition, Premier has incurred approximately $1.7 million in transaction costs through September 30, 2015, primarily related to legal, financial, and accounting professional advisors. Of this amount, costs of $1.2 million were incurred in fiscal year 2016, through September 30, 2015 and $524 thousand in fiscal year 2015. CECity also incurred $272 thousand in costs through June 30, 2015. These costs were expensed as incurred and are included in selling, general and administrative expense in the respective periods. The transaction costs incurred and expensed in the fiscal year ending June 30, 2015 are included as an adjustment in the pro forma financial statements as described in further detail in Note 3 below.

Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed as if the acquisition occurred on June 30, 2015. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist.

3.	Pro Forma Adjustments

The pro forma adjustments are as follows:

A.	Consideration adjustments to:

1.	Remove the cash consideration transferred excluding the $150 million in cash from the drawdown on the credit facility to the former owners of CECity. As of the pro forma balance sheet date, Premier’s cash balance was less than the consideration transferred, as such, an additional pro forma adjustment was recorded to reduce the short-term marketable securities balance by $103.0 million (representing the sale of marketable securities) which would have occurred had the transaction closed on June 30, 2015, in order to provide the Company with additional funds for the consideration transferred.

2.	Record the drawdown on the credit facility by Premier as part of the consideration transferred to the former owners of CECity (refer to Note 2). The additional borrowings is classified as a long-term liability, as Premier does not expect to make payments within the next 12 months.

3.	Eliminate the historical equity and retained earnings of CECity.

B.	Nonrecurring transaction cost adjustments to:

1.	Eliminate the nonrecurring transaction costs incurred and recognized by Premier, of $0.5 million, and CECity, of $0.3 million, through June 30, 2015.

2.	Record the transaction costs incurred subsequent to June 30, 2015 and paid for before the Acquisition Date.

3.	Record the transaction costs incurred subsequent to June 30, 2015 and paid after the Acquisition Date.

C.	Property, plant and equipment (“PP&E”) adjustments to:

1.	Eliminate the book value of the PP&E.

2.	Record the fair value of the PP&E as of the Acquisition Date.

3.	Remove depreciation expense related to the book value of PP&E.

4.	Record depreciation expense related to the fair value of the PP&E as of the Acquisition Date. The pro forma depreciation is calculated using the straight-line method based on the estimated useful lives of the acquired PP&E which ranges from three to 15 years.

D.	Intangible assets and goodwill adjustments to:

1.	Eliminate the intangible assets recorded on CECity’s balance sheet as of June 30, 2015.

2.	Recognize the acquired identifiable intangible assets at fair value (refer to Note 2).

3.	Eliminate the historical amortization expense recognized by CECity.

4.	Record amortization expense related to the identifiable intangible assets acquired (refer to Note 2).

E.	Deferred revenue adjustments to:

1.	Eliminate the book value of CECity’s deferred revenue balance.

2.	Record the fair value of deferred revenue acquired as of the Acquisition Date.

3.	Eliminate the revenue recognized from the amortization of CECity’s historical deferred revenue balance as of July 1, 2014.

4.	Recognize the amortization of the deferred revenue balance (refer to Note 2).

F.	Recognize the goodwill resulting from the allocation of the purchase price (refer to Note 2).

G.	Interest income and interest expense adjustments to:

1.	Eliminate the interest income earned and recognized during fiscal year 2015 on the marketable securities sold as part of the consideration transferred (see adjustment (A1) above). An average interest rate of 0.21 percent was used based on the actual interest earned during the period and the average marketable security balances from July 1, 2014 to June 30, 2015.

2.	Record the additional interest expense incurred due to the draw down on Premier’s credit facility (see adjustment (A2) above), which is expected to be outstanding for more than one year. The pro forma adjustment is estimated based on an interest rate of 1.465 percent, which is the interest rate as of September 30, 2015 for the three month Eurodollar Loans under the Credit Facility.

H.	Recognize the amount of income taxes on the income earned as a result of the pro forma adjustments during the year ended June 30, 2015. The pro forma adjustment is based on Premier’s effective tax rate of 13.4% for the year ended June 30, 2015 as disclosed in Premier’s Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC on August 26, 2015.

I.	Record the income attributable to noncontrolling interest earned as a result of the pro forma adjustments during the year ended June 30, 2015. The pro forma adjustment is based on the 74% limited partner’s ownership percentage of Premier LP as of June 30, 2015 as disclosed in Premier’s Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC on August 26, 2015.